H The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: S&P 500 ® Index Pricing Date: September 29, 2022 Observation Date: April 1, 2024 Maturity Date: April 4, 2024 Downside Participation Rate: 100.00% Knock - Out Value: 65.00% of the Initial Value Fixed Amount: At least $175.50 per $1,000 principal amount note* Additional Amount: $1,000 î Bearish Index Return î Downside Participation Rate Bearish Index Return: (Initial Value – Final Value) / Initial Value Payment At Maturity: If the Final Value is greater than or equal to the Initial Value, you will receive the principal amount of your notes at maturity. If the Final Value is less than the Initial Value but is greater than or equal to the Knock - Out Value, at maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount. If the Final Value is less than the Knock - Out Value, at maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Fixed Amount. You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. CUSIP: 48133NNH7 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48133NNH7 / doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $950.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the pr ice you paid for the notes, please see the hyperlink above Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. * The actual Maximum Amount will be provided in the pricing supplement and will not be less than $175.50 per $1,000 principal am ount note. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Hypothetical Total Returns** Final Value Bearish Index Return Total Return on the Notes 165.00 - 65.00% 0.00% 140.00 - 40.00% 0.00% 120.00 - 20.00% 0.00% 110.00 - 10.00% 0.00% 105.00 - 5.00% 0.00% 101.00 - 1.00% 0.00% 100.00 0.00% 0.00% 95.00 5.00% 5.00% 90.00 10.00% 10.00% 80.00 20.00% 20.00% 70.00 30.00% 30.00% 65.00 35.00% 35.00% 64.99 35.01% 17.55% 60.00 40.00% 17.55% 40.00 60.00% 17.55% 20.00 80.00% 17.55% 0.00 100.00% 17.55% 18m Bearish Knock - Out SPX Notes North America Structured Investments **Reflects Fixed Amount equal to the minimum Fixed Amount set forth herein, for illustrative purposes. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturit y p er $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would b e a ssociated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would l ike ly be lower .

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • The notes may not pay more than the principal amount at maturity. • The notes are bearish on the Index. • Your maximum gain on the notes is limited by the Knock - Out Value and the Fixed Amount. • You may receive a lower return if the Final Value is less than the Initial Value but is greater than or equal to the Knock - Out Value than if the Final Value were less than the Knock - Out Value. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • No interest payments, dividend payments or voting rights. • JPMorgan Chase & Co. is currently one of the companies that make up the Index. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr osp ectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get the se documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participat ing in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by c all ing toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 North America Structured Investments 18m Bearish Knock - Out SPX Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information